Exhibit 99.1

iPower Reports Fiscal First Quarter 2025 Results

Management to Host Conference Call Today at 4:30 p.m. Eastern Time

RANCHO CUCAMONGA, CA, November 14, 2024 -- iPower Inc. (Nasdaq: IPW) (“iPower” or the “Company”), a tech and data-driven ecommerce services provider and online retailer, today announced its financial results for the fiscal first quarter ended September 30, 2024.

Fiscal Q1 2025 Results vs. Year-Ago Quarter

•	Total revenue was $19.0 million compared to $26.5 million.

•	Gross profit was $8.5 million compared to $11.8 million, with gross margin up 30 bps to 44.7%.

•	Net loss attributable to iPower was $2.0 million or $(0.06) per share, compared to net loss attributable to iPower of $1.3 million or $(0.04) per share.

•	As of September 30, 2024, total debt was reduced by 45% to $3.5 million compared to $6.3 million as of June 30, 2024.

Management Commentary

“We maintained solid momentum during the quarter with our optimization initiatives and SuperSuite supply chain business,” said Lawrence Tan, CEO of iPower. “We advanced our strategic plan by investing in key areas of the business, establishing a strong foundation for sustainable growth and improved profitability. We also expanded our sales channels by launching on AliExpress, while continuing to deepen our presence on newer channels like TikTok Shop and Temu. Additionally, we shipped our first purchase order from one of our new suppliers in South East Asia, underscoring our commitment to diversifying our supply chain and building a more resilient and efficient global network.

“In our SuperSuite business, we continued to work through a robust pipeline of prospective partners, integrating critical elements across logistics, technology, and marketing to elevate our comprehensive service offerings. At the end of the quarter, we announced the launch of our SaaS platform, which we believe will enhance supplier interactions, streamline operations, and more effectively align partners with market demands. Looking ahead, we will continue to bolster each aspect of the supply chain to deliver a comprehensive, end-to-end solution for supply chain management, ecommerce and logistics.”

iPower CFO, Kevin Vassily, added, “We faced a challenging comp this quarter due to record revenue in the year-ago period where we increased promotions to sell down inventory. Nonetheless, we continued to benefit from the optimization initiatives implemented last fiscal year, leading to gross margin expansion and lower operating expenses for the quarter. We also reduced our total debt obligations by nearly $3 million in fiscal Q1 and recently extended our credit facility with J.P. Morgan Chase to further strengthen our balance sheet. We believe these actions, combined with the continued growth of our SuperSuite business and optimized cost structure, will enable us to deliver on our goals in fiscal 2025.”

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Fiscal First Quarter 2025 Financial Results

Total revenue in the fiscal first quarter of 2025 was $19.0 million compared to $26.5 million for the same period in fiscal 2024. The decrease was driven primarily by higher promotional activity in the year-ago period related to selling down inventory. This was partially offset by growth in iPower’s SuperSuite supply chain offerings.

Gross profit in the fiscal first quarter of 2025 was $8.5 million compared to $11.8 million in the same quarter in fiscal 2024. As a percentage of revenue, gross margin increased 30 basis points to 44.7% compared to 44.4% in the year-ago period. The increase in gross margin was primarily driven by improved pricing through key supplier negotiations.

Total operating expenses in the fiscal first quarter of 2025 improved 14% to $11.2 million compared to $13.0 million for the same period in fiscal 2024. The decrease in operating expenses was driven primarily by lower selling and fulfillment expenses resulting from a combination of lower marketing and promotional activity. This was partially offset by approximately $1.8 million in write downs of certain inventory and credit loss reserves.

Net loss attributable to iPower in the fiscal first quarter of 2025 was $2.0 million or $(0.06) per share, compared to net loss attributable to iPower of $1.3 million or $(0.04) per share for the same period in fiscal 2024.

Cash and cash equivalents were $2.6 million at September 30, 2024, compared to $7.4 million at June 30, 2024. As a result of the Company’s debt paydown, total debt was reduced by 45% to $3.5 million compared to $6.3 million as of June 30, 2024.

Conference Call

The Company will hold a conference call today, November 14, 2024, at 4:30 p.m. Eastern Time to discuss its results for the fiscal first quarter ended September 30, 2024.

iPower’s management will host the conference call, which will be followed by a question-and-answer session.

The conference call details are as follows:

Date: Thursday, November 14, 2024
Time: 4:30 p.m. Eastern Time
Dial-in registration link: here

Live webcast registration link: here

Please dial into the conference call 5-10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact the Company’s investor relations team at IPW@elevate-ir.com.

The conference call will also be broadcast live and available for replay in the Events & Presentations section of the Company’s website at www.meetipower.com.

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About iPower Inc.

iPower Inc. is a tech and data-driven online retailer, as well as a provider of value-added ecommerce services for third-party products and brands. iPower's capabilities include a full spectrum of online channels, robust fulfillment capacity, a nationwide network of warehouses, competitive last mile delivery partners and a differentiated business intelligence platform. iPower believes that these capabilities will enable it to efficiently move a diverse catalog of SKUs from its supply chain partners to end consumers every day, providing the best value to customers in the U.S. and other countries. For more information, please visit iPower's website at www.meetipower.com.

Forward-Looking Statements

All statements other than statements of historical fact in this press release are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that iPower believes may affect its financial condition, results of operations, business strategy, and financial needs. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. iPower undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, or changes in its expectations, except as may be required by law. Although iPower believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and iPower cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results and performance in iPower's Annual Report on Form 10-K, as filed with the SEC on September 20, 2024, and in its other SEC filings, including Quarterly Reports on Form 10-Q and Current Report on Form 8-K.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

IPW@elevate-ir.com

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iPower Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

As of September 30, 2024 and June 30, 2024

	September 30,	June 30,
	2024	2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalent	$2,577,305	$7,377,837
Accounts receivable, net	12,278,182	14,740,093
Inventories, net	8,668,497	10,546,273
Prepayments and other current assets, net	2,808,914	2,346,534
Total current assets	26,332,898	35,010,737

Non-current assets
Right of use - non-current	5,226,888	6,124,163
Property and equipment, net	337,036	370,887
Deferred tax assets, net	3,090,525	2,445,605
Goodwill	3,034,110	3,034,110
Intangible assets, net	3,468,357	3,630,700
Other non-current assets	905,673	679,655
Total non-current assets	16,062,589	16,285,120

Total assets	$42,395,487	$51,295,857

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, net	$8,352,699	$11,227,116
Other payables and accrued liabilities	3,507,224	3,885,487
Lease liability - current	1,686,889	2,039,301
Short-term loan payable	–	491,214
Short-term loan payable - related party	350,000	350,000
Revolving loan payable, net	–	5,500,739
Income taxes payable	285,963	276,158
Total current liabilities	14,182,775	23,770,015

Non-current liabilities
Long-term revolving loan payable, net	3,131,955	–
Lease liability - non-current	3,945,935	4,509,809

Total non-current liabilities	7,077,890	4,509,809

Total liabilities	21,260,665	28,279,824

Commitments and contingency	–	–

Stockholders' Equity
Preferred stock, $0.001 par value; 20,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2024 and June 30, 2024	–	–
Common stock, $0.001 par value; 180,000,000 shares authorized; 31,359,899 shares issued and outstanding at September 30, 2024 and June 30, 2024	31,361	31,361
Additional paid in capital	33,669,843	33,463,883
Accumulated deficits	(12,259,882)	(10,230,601)
Non-controlling interest	(41,040)	(38,204)
Accumulated other comprehensive loss	(265,460)	(210,406)
Total stockholders' equity	21,134,822	23,016,033

Total liabilities and stockholders' equity	$42,395,487	$51,295,857

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iPower Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

For the Three Months Ended September 30, 2024 and 2023

	For the Three Months Ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)
REVENUES
Product sales revenue	$18,275,412	$26,508,374
Service income	733,109	–
Total revenues	19,008,521	26,508,374

COST OF REVENUES
Product costs	9,917,448	14,749,529
Service costs	603,176	–
Total cost of revenues	10,520,624	14,749,529

GROSS PROFIT	8,487,897	11,758,845

OPERATING EXPENSES:
Selling and fulfillment	5,914,808	10,063,471
General and administrative	5,319,523	2,964,051
Total operating expenses	11,234,331	13,027,522

LOSS FROM OPERATIONS	(2,746,434)	(1,268,677)

OTHER INCOME (EXPENSE)
Interest expenses	(139,962)	(228,365)
Loss on equity method investment	(919)	(1,025)
Other non-operating income (Loss)	218,686	(67,166)
Total other expenses, net	77,805	(296,556)

LOSS BEFORE INCOME TAXES	(2,668,629)	(1,565,233)

PROVISION FOR INCOME TAX BENEFIT	636,512	275,882
NET LOSS	(2,032,117)	(1,289,351)

Non-controlling interest	2,836	2,836

NET LOSS ATTRIBUTABLE TO IPOWER INC.	(2,029,281)	(1,286,515)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustments	(55,054)	(707)

COMPREHENSIVE LOSS ATTRIBUTABLE TO IPOWER INC.	$(2,084,335)	$(1,287,222)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK
Basic and diluted	31,417,203	29,764,515

LOSSES PER SHARE
Basic and diluted	$(0.06)	$(0.04)

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